Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Euronet Worldwide, Inc.

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-84046, 333-105478, 333-111361, 333-111363, 333-117948 and 333-128228), Form S-4 (No. 333-116938) and Form S-8 (Nos. 333-24539, 333-83555, 333-44890, 333-64634, 333-71766, 333-98013, 333-102875, 333-116920, 333-136485, 333-161245, 333-176238 and 333-190337) of Euronet Worldwide, Inc. and subsidiaries (the Company) of our report dated February 26, 2016, with respect to the consolidated balance sheets of the Company as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of Euronet Worldwide, Inc.

The Company acquired IME and XE Corporation during 2015, and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2015, IME's and XE Corporation's internal control over financial reporting associated with total assets of $115.8 million and $118.6 million, respectively; and total revenues of $28.9 million and $4.5 million, respectively, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of IME and XE Corporation.

/s/ KPMG LLP
Kansas City, Missouri
February 26, 2016